Exhibit 99.1

For further information:
Media Contact:
Amy Yuhn
312-564-1378
ayuhn@theprivatebank.com

Investor Relations Contact:
Jeanette O'Loughlin
312-564-6076
joloughlin@theprivatebank.com

For Immediate Release:

PrivateBancorp Announces Redemption of Certain Trust Preferred Securities

CHICAGO, September 8, 2014 -- PrivateBancorp, Inc. ("PrivateBancorp," NASDAQ: PVTB) announced today that PrivateBancorp Capital Trust IV (the “Trust”) will redeem $75.0 million of its $143.8 million issued and outstanding 10.00% Trust Preferred Securities (the “trust preferred securities”) (NASDAQ: PVTBP) on October 8, 2014 (the “redemption date”). The redemption price will be the liquidation amount of $25 per trust preferred security, together with accrued and unpaid interest to the redemption date, which is estimated at approximately $480,000 in the aggregate. Because the trust preferred securities are issued in book entry only form through the Depository Trust Company ("DTC"), the amount of trust preferred securities to be redeemed from each investor will be determined in accordance with the procedures of DTC.

The redemption of the trust preferred securities is a result of the redemption that will be made by PrivateBancorp of approximately $75.0 million of its outstanding 10.00% Junior Subordinated Debentures (the “debentures”) due 2068, all of which are held by the Trust. PrivateBancorp will use internal resources to fund the redemption. The proceeds from the partial redemption of the debentures will be applied to redeem a proportionate amount of the trust preferred securities and the Trust’s common securities. In connection with the redemption, PrivateBancorp will record approximately $2.4 million in interest expense, representing unamortized debt issuance costs associated with the proportionate amount of debentures to be redeemed.

About PrivateBancorp, Inc.
PrivateBancorp, Inc., through its subsidiaries, delivers customized business and personal financial services to middle-market companies, as well as business owners, executives, entrepreneurs and families in all of the markets and communities it serves. As of June 30, 2014, the Company had 33 offices in 10 states and $14.6 billion in assets. Our website is www.theprivatebank.com.
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